ASSIGNMENT AND AMENDMENT OF CUSTODIAN AGREEMENT

ASSIGNMENT AGREEMENT AND AMENDMENT (the “Assignment Agreement”), dated as of July 19th, 2013, among Amana Mutual Funds Trust, an Indiana Business Trust, on behalf of each of its series (“Assignor”), Amana Mutual Funds Trust, a Delaware statutory trust, on behalf of each of its series (“Assignee”), and The Bank of New York Mellon (“Custodian”).

WHEREAS, Assignor, on behalf of its series, and Custodian have entered into a Custodian Agreement, as may have been amended and restated from time to time (“Custodian Agreement”);

WHEREAS, each series of Assignor (each, an “Old Fund”) shall be reorganized as a separate, new series of Assignee (each new series of Assignee that corresponds to an Old Fund, a “New Fund”), all such reorganizations to be effective as of the date hereof;

WHEREAS, in connection with such reorganizations, Assignor wishes to assign, on behalf of each of its series, its rights and duties under the Custodian Agreement to Assignee, on behalf of its corresponding New Funds, and Assignee, on behalf of its respective corresponding New Funds, wishes to succeed to the rights and assume the duties of each of Assignor’s series, under Assignor’s Custodian Agreement, effective as of the date of hereof;

WHEREAS, in accordance with the Custodian Agreement, Custodian is willing to consent to such assignment of Assignor’s rights and delegation of Assignor’s duties under the Custodian Agreement to Assignee.

WHEREAS, in connection with the assignments from Assignor to Assignee, the parties wish to amend the terms of the Custodian Agreement so that, upon the effectiveness of this Assignment Agreement, Assignee shall, on behalf of and with respect to each New Fund, succeed to the rights and responsibilities of the corresponding Old Fund.

NOW, THEREFORE, the parties hereto agree as follows:

1. Assignment/Delegation. Effective as of the date of this Assignment Agreement, Assignor, acting on behalf of each of its series, hereby assigns, transfers and sets over to Assignee, acting on behalf of each corresponding New Fund, the Custodian Agreement and all the rights, title and interest, powers, privileges and remedies of Assignor as to the corresponding Old Fund under the Custodian Agreement. Further, Assignee, acting on behalf of the applicable New Fund, hereby accepts the assignment of Assignor’s Custodian Agreement as to the corresponding Old Fund and the assignment of all the rights, title and interest, powers, privileges and remedies, as well as all duties, liabilities and obligations, of Assignor under the Custodian Agreement as to the corresponding Old Fund.

2. Consent by Custodian. Custodian consents to the assignment of the Custodian Agreement and the resulting assignment of rights and duties as set forth in this Assignment Agreement. Further, Custodian releases Assignor from all further obligations and liabilities arising under the Custodian Agreement and acknowledges that Assignor intends to liquidate and dissolve following the reorganizations described above.

3. Redocumentation. Upon the effectiveness of this Assignment Agreement, in connection with any and all transactions effected on or after the date hereof, all references in the Custodian Agreement to Assignor shall be deemed to refer to Assignee and all references in the Custodian Agreement to an Old Fund shall be deemed to refer to its corresponding New Fund. Except as expressly provided herein, all other terms and conditions of the Custodian Agreement are confirmed in all respects.

4. Representations. Each party hereto represents to the others that: (i) this Assignment Agreement does not and will not violate or conflict with its charter or by-laws (or comparable constituent documents), any law, regulation or order of any court or other agency of government applicable to it or any agreement to which it is a party or by which it or any of its property is bound; (ii) its obligations hereunder are legal, valid and binding on it and its assets enforceable in accordance with their terms; and (iii) the person signing this Assignment Agreement for such party is an officer, director, trustee, and/or partner of such party and is authorized and duly empowered to do so.

6. Execution in Counterparts. This Agreement may be executed in counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement to be duly executed and delivered as of the date and year first above written.

ASSIGNOR: Amana Mutual Funds Trust
(on behalf of itself and each of its series listed on Schedule A attached hereto)

By: /s/ Jane Carten
Name: Jane Carten
Title: Vice President

ASSIGNEE: Amana Mutual Funds Trust
(on behalf of itself and each of its series listed on Schedule A attached hereto)

By: /s/ Jane Carten
Name: Jane Carten
Title: Vice President

CUSTODIAN: The Bank of New York Mellon

By: /s/ William Greilich
Name: William Greilich
Title: Managing Director

SCHEDULE A
Amana Growth Fund
Amana Income Fund
Amana Developing World Fund